Exhibit 10.2

FIRST AMENDMENT

TO CFO CONSULTING AND ADVISORY SERVICES AGREEMENT

Effective Date: October 12, 2026

This First Amendment to CFO Consulting and Advisory Services Agreement (this “Amendment”) is entered into by and among Farmhouse, Inc., a Nevada corporation (“FMHS” or the “Company”), Lang Financial Services, Inc. (“LFSI” or “Consultant”), and, solely with respect to Sections 4 through 6 and the individual acknowledgment below, Lanny R. Lang (“Lang” or the “Grantee”).

RECITALS

A.  FMHS and LFSI entered into that certain CFO Consulting and Advisory Services Agreement dated February 8, 2021 (the “Original Agreement”).

B.  Under the Original Agreement, LFSI provided services exclusively through Lang, and the Company appointed Lang as its Chief Financial Officer and Chief Accounting Officer.

C.  Effective as of the Effective Date, Lang will resign as Chief Financial Officer and Chief Accounting Officer and cease serving as an officer of the Company and will continue supporting the Company’s financial-reporting function through LFSI in the non-officer role described below.

D.  The parties desire to amend the Original Agreement to reflect Lang’s revised role, a one-year term, a monthly cash service fee, an equity award, and the continued recognition of compensation accrued under the Original Agreement, while leaving the remaining provisions of the Original Agreement in effect.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.  Effective Date; Defined Terms

This Amendment is effective October 12, 2026. Capitalized terms not defined in this Amendment have the meanings given in the Original Agreement. The Original Agreement, as amended by this Amendment, is referred to as the “Agreement.”

2.  Revised Role and Scope of Services

(a) Non-Officer Role. The section of the Original Agreement titled “Named Chief Financial Officer” is deleted in its entirety. Effective as of the Effective Date, Lang will serve through LFSI as the Company’s Senior Director of Financial Reporting. The position is a non-officer role. Nothing in the Agreement authorizes LFSI or Lang to act as an officer, bind the Company, or make commitments on the Company’s behalf except to the extent expressly authorized in writing by the Company.

(b) Reporting Relationship. LFSI and Lang will coordinate their services with, and report regarding those services to, the Company’s Chief Financial Officer or such other person as the Company may designate in writing.

(c) Services. Schedule A to the Original Agreement is replaced in its entirety by Exhibit A attached to this Amendment.

3.  Term and Termination

(a) One-Year Term. The term of the Agreement, as amended, begins on the Effective Date and continues through the first anniversary of the Effective Date, less one day (the “Amended Term”), unless terminated earlier in accordance with the Agreement. The parties may extend the Amended Term only by a written instrument signed by FMHS and LFSI.

(b) Termination Rights Preserved. The termination provisions in the Original Agreement remain in effect, including either party’s right to terminate without cause on thirty (30) days’ written notice. Termination of the Agreement will have the effect on the Restricted Shares stated in Section 4 below and the Restricted Stock Award Agreement.

4.  Compensation

(a) Cash Service Fee. During the Amended Term, the Company will pay LFSI a monthly service fee of Two Thousand Dollars ($2,000) for the Services. This fee is compensation for Services performed during the Amended Term and is separate from the Accrued Compensation described in Section 7 and from reimbursement of reasonable expenses approved in advance by the Board in accordance with the Original Agreement.

(b) Restricted Stock Award. Pursuant to the Board’s approval, the Company will grant 240,000 shares of the Company’s common stock (the “Restricted Shares”) to Lang individually under a separate Restricted Stock Award Agreement (the “RSA Agreement”). LFSI irrevocably designates Lang as the recipient of the Restricted Shares and agrees that issuance of the Restricted Shares to Lang satisfies the Company’s equity-compensation obligation under this Amendment. The Restricted Shares are compensation for Services performed by LFSI exclusively through Lang. The parties acknowledge that this Amendment authorizes the award but does not itself issue or transfer any shares.

(c) Vesting. Of the 240,000 Restricted Shares, 120,000 shares will vest immediately on the grant date specified in the RSA Agreement (the “Grant Date”). Subject to Lang’s continuous provision of Services through LFSI on each applicable vesting date, the remaining 120,000 Restricted Shares will vest in twelve (12) monthly installments of 10,000 shares each on the monthly anniversaries of the Grant Date, beginning one month after the Grant Date and ending on its twelfth monthly anniversary. If a monthly anniversary does not occur in a given month, vesting will occur on the last calendar day of that month.

(d) End of Service. Except as the RSA Agreement or a later written agreement approved by the Board expressly provides otherwise, vesting ceases on the effective date the Agreement terminates or Lang otherwise ceases to provide Services through LFSI. All then-unvested Restricted Shares will automatically be forfeited to, or subject to repurchase by, the Company for no consideration, as provided in the RSA Agreement. No partial-month vesting will occur.

(e) Award Documentation Controls. The RSA Agreement will contain the remaining terms of the award, including transfer restrictions, the Company’s forfeiture or repurchase right, securities-law legends, tax-withholding arrangements, and any administrative terms. If this Amendment and the RSA Agreement conflict regarding the number of Restricted Shares or the vesting dates, this Amendment controls; for all other award matters, the RSA Agreement controls.

5.  Section 83(b) Election

(a) Required Election. As a condition of the restricted stock award, Lang must timely file an election under Section 83(b) of the Internal Revenue Code with the Internal Revenue Service no later than thirty (30) days after the date the Restricted Shares are transferred to him. Lang must use IRS Form 15620 or any successor form or procedure then required by the Internal Revenue Service and must provide the Company with a complete copy of the signed election and reasonable evidence of timely filing promptly after filing.

(b) Individual Responsibility. Lang is solely responsible for determining the tax consequences of the award and for timely and properly filing the Section 83(b) election and all related federal, state, and local filings. The Company and LFSI do not provide tax advice and do not represent that any election will be effective. Failure to make a timely, valid election does not alter the vesting or forfeiture terms and does not create liability for the Company, its directors, officers, employees, or advisers.

(c) Tax Reporting and Withholding. LFSI and Lang are responsible for all taxes arising from the Services and the Restricted Shares, subject to applicable law. The Company may require arrangements satisfactory to it for any required tax withholding or reporting before releasing shares from restriction or recording a transfer.

6.  Independent Contractor Status

The parties reaffirm the independent-contractor provisions of the Original Agreement. Neither this Amendment, Lang’s title, nor the Restricted Shares creates an employment relationship between the Company and LFSI or Lang. LFSI remains responsible for directing the manner and means of performing the Services, subject to the standards, deadlines, controls, and legal obligations applicable to the Company’s financial reporting.

7.  Accrued Compensation

(a) Acknowledged Balance. The Company acknowledges that, as of the Effective Date, it owes LFSI $290,000 in accrued and unpaid compensation for services performed prior to the Effective Date. Such amount is separate from the compensation payable under this Amendment and will remain an outstanding obligation of the Company until paid or otherwise resolved by written agreement between the Company and LFSI.

(b) Survival; No Waiver. This Section 7 survives the expiration or termination of the Agreement. Nothing in this Amendment waives or releases LFSI’s right to receive the Accrued Compensation or any remedy otherwise available with respect to that obligation.

8.  Continuing Effect; Order of Precedence

Except as expressly amended by this Amendment, the Original Agreement is ratified and remains in full force and effect. If this Amendment conflicts with the Original Agreement, this Amendment controls. References in the Original Agreement to the “Agreement” will be deemed to refer to the Original Agreement as amended by this Amendment.

9.  Miscellaneous

This Amendment may be executed in counterparts, each of which is deemed an original and all of which together constitute one instrument. Electronic and PDF signatures have the same force and effect as original signatures. This Amendment, together with the Original Agreement and the RSA Agreement when executed, constitutes the parties’ agreement concerning its subject matter and may be modified only in a writing signed by the parties to be bound. The Arizona governing-law and Maricopa County forum provisions of the Original Agreement apply to this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the Effective Date.

FARMHOUSE, INC.		LANG FINANCIAL SERVICES, INC.

By:	/s/ Evan Horowitz	By:	/s/ Lanny R. Lang
Name: Evan Horowitz		Name: Lanny R. Lang
Title: Chief Executive Officer		Title: Owner and Principal

INDIVIDUAL ACKNOWLEDGMENT

By signing below, Lanny R. Lang agrees in his individual capacity to Sections 4 through 6 of this Amendment, including the Section 83(b) election requirement and the vesting, forfeiture, tax, and withholding provisions applicable to the Restricted Shares.

LANNY R. LANG, INDIVIDUALLY

By:	/s/ Lanny R. Lang
Name: Lanny R. Lang
Title: Individual Grantee

EXHIBIT A

NATURE AND SCOPE OF SERVICES

Role: Senior Director of Financial Reporting (non-officer)

Subject to the limitations and independent-contractor provisions of the Agreement, LFSI will provide the following Services exclusively through Lang, in coordination with the Company’s Chief Financial Officer:

Coordinate with the Company’s outsourced accounting provider, independent auditor, legal counsel, transfer agent, and other professional advisers, including Scrubbed and MAC, as applicable.

Manage the financial-reporting calendar and process for the Company’s periodic and current reports, including closing schedules, supporting workpapers, review cycles, and deadlines.

Prepare or coordinate drafts of the Company’s financial statements, footnote disclosures, MD&A, supporting tables, and related accounting and disclosure materials.

Maintain control and coordinate document assembly and filing logistics for Forms 10-Q, Forms 10-K, amendments, and other financial-reporting submissions, subject to review and approval by the Company’s Chief Financial Officer and other authorized officers.

Support account reconciliations, multi-entity accounting, closing entries, cash-flow preparation, audit and review requests, and maintenance of financial-reporting support.

Review material agreements and proposed transactions for accounting, financial-reporting, disclosure, and implementation considerations, while not providing legal advice.

Manage routine stock, capitalization-table, transfer-agent, and shareholder-record correspondence assigned by the Company, while not acting as a broker-dealer, transfer agent, or legal counsel.

Provide timely information and assistance needed for the Company’s public-company reporting obligations and promptly escalate material accounting, disclosure, control, or deadline issues to the Chief Financial Officer.

Approval and certification.

The Company’s duly appointed officers retain responsibility for executive decisions, financial-statement approval, disclosure controls and procedures, certifications, and filings. LFSI and Lang will not sign an officer certification or represent themselves as an officer of the Company unless separately appointed by the Board in writing.